January 26, 2001


Primor Inversiones C.A.
2da. Av. De Los Cortijos de Lourdes
Edif. Centre Empresarial Polar
Caracas, Venezuela

Attention:  Rafael Sucre
            Chief Financial Officer

$200 Million dollar three year term loan under Corporacion Andina de Fomento ("CAF") A/B Loan Structure

                          COMMITMENT LETTER

Dear Mr. Sucre:

Citibank, N.A. ("Citibank") is pleased to inform Primor Inversiones C.A (the "Company") of Citibank's commitment to underwrite the Company the amount of US$150 Million B Loan of a total US$200 Million on Facility (the "Facility") where CAF is going to provide US$50 Million as the A loan portion (the "A Loan") and to act as Administrative Agent for the Facility, subject to the terms and conditions of this letter and the attached Annex I (collectively, and together With the Fee Letter referred to below, this "Commitment Letter"). The proceeds of the Facility will be used for general corporate purposes.

In the event that CAF cannot provide the A/B loan structure referred to above, Citibank will structure the Facility as a political risk insured transaction, as set forth in Annex II.

Section 1. Conditions Precedent. Citibank's commitment hereunder is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation (the "Operative Documents"); (ii) the absence of (A) any material adverse change in the business, condition (financial or otherwise), operations, performance, properties of the Company , the Guarantors and its subsidiaries, taken as a whole since December 31, 2000, and (B) any material adverse change in loan syndication, financial or capital market conditions generally that, in the reasonable judgment of Salomon Smith Barney Inc. ("SSBI", and together with Citibank, "Citi/SSB"), would materially impair syndication of the Facility; (iii) the accuracy and completeness of all representations that the Company makes to Citi/SSB and all information that the Company furnishes to Citi/SSB and the Company's compliance with the terms of this Commitment Letter; (iv) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter; (v) satisfactory completion of corporate end legal due diligence, and (vi) the receipt of CAF approval to provide the A Loan.

Section 2. Commitment Termination. Citibank's commitment hereunder will terminate on the earlier of (a) the date the Operative Documents become effective, and (b) March 31, 2001. Before such date, Citibank may terminate its commitment hereunder if any event occurs or information becomes available that, in its reasonable judgment, results or is likely to result in the failure to satisfy any condition set forth in Section 1.

Section 3. Syndication. Citibank reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions reasonably acceptable to the Company that will become parties to the Operative Documents pursuant to a syndication to be managed by SSBI (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Lenders"). SSBI will manage all aspects of the syndication in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.

The Company shall take all action as SSBI may reasonably request to assist SSBI in forming a syndicate acceptable to SSBI and the Company. The Company's assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of the Company available to participate in information meetings with potential Lenders at such times and places as SSBI may reasonably request; (ii) using the Company's best efforts to ensure that the syndication efforts benefit from the Company's lending relationships; and (iii) providing SSBI with all information reasonably deemed necessary by it to successfully complete the syndication.

To ensure an effective syndication of the Facility, the Company agrees that until the termination of the syndication (as determined by SSBI), the Company, the Guarantor and their subsidiaries will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) in the commercial bank market, without the prior written consent of SSBI; provided, however, that the foregoing shall not limit the Company's, the Guarantors and their subsidiaries or its affiliates ability to issue commercial paper, other short-term debt programs currently in place, equity or public debt securities.

CAF will act as the sole Administrative Agent for the Facility and SSBI will act as sole syndication agent. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of SSBI and Citibank. In the event that CAF cannot provide the A/B loan structure, Citibank will act as the sole Administrative Agent for the Facility and SSBI will act as sole syndication agent.

SSBI reserves the right at any time (whether prior to or after the execution and delivery of the Operative Documents and any borrowings thereunder) after consultation with the Company, to change any or all of the terms, structure, tenor or pricing (but not the aggregate amount) of the Facility if such changes are advisable, in SSBI's reasonable judgment, to ensure that the Facility is successfully syndicated such that, as a result of such syndication, the commitment of Citibank is reduced to US$50,000,000.00 in a syndication to prospective Lenders.

Section 4. Fees. In addition to the fees described in Annex I (or alternatively, Annex II), the Company shall pay the non-refundable fees set forth in that certain letter agreement dated the date hereof (the "Fee Letter") between the Company and Citi/SSB. The terms of the Fee Letter are an integral part of Citibank's commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5. Indemnification. The Company shall indemnify and hold harmless Citi/SSB, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by this Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

Section 6. Costs and Expenses. The Company shall pay, or reimburse Citi/SSB on demand for, all reasonable out-of-pocket costs and expenses incurred by Citi/SSB (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of counsel, regardless of whether any of the transactions contemplated hereby are consummated. The Company shall also pay all reasonable costs and expenses of Citi/SSB (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

Section 7. Confidentiality. By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for the Company's confidential use only and that neither its existence nor the terms hereof will be disclosed by the Company to any person other than the Company's officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the transactions contemplated hereby; provided, however, that the Company may make such other public disclosures of the terms and conditions hereof as the Company is required by law, in the opinion of the Company's counsel, to make.

Section 8. Representations and Warranties of the Company. The Company represents and warrants that (i) all information that has been or will hereafter be made available to Citi/SSB, any Lender or any potential Lender by the Company or any of its representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by the Company and made available to Citi/SSB, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the projections will be realized). The Company agrees to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.

In providing this Commitment Letter, Citi/SSB is relying on the accuracy of the information furnished to it, in accordance with the terms hereof by or on behalf of the Company and its affiliates without independent verification thereof.

Section 9. No Third Party Reliance, Etc. The agreements of Citi/SSB hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without Citi/SSB's prior written consent. This Commitment Letter may not be amended or modified except in a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

The Company should be aware that Citi/SSB and/or one or more of its affiliates may be providing financing or other services to parties whose interests may conflict with the Company's interests. Consistent with Citi/SSB's longstanding policy to hold in confidence the affairs of its customers, neither Citi/SSB nor any of its affiliates will furnish confidential information obtained from the Company to any of Citi/SSB's other customers. Furthermore, neither Citi/SSB nor any of its affiliates will make available to the Company confidential information that Citi/SSB obtained or may obtain from any other customer.

Section 10. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3, 4 through 8, 10 and 11 hereof shall survive the termination of Citibank's commitment hereunder.

Section 11. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate the Company's acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Natalia Carreno, Vice President, Salomon Smith Barney Inc., 390 Greenwich St., New York, New York 10013 (fax: 212 723 8543) at or before 4.00 p.m. (New York City time) on February 2, 2001, the time at which Citibank's commitment hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.


Very truly yours,

SALOMON SMITH BARNEY NC.


By  /s/ Natalie Carreno
  -----------------------------------
  Name:  Natalia Carreno
  Title: Vice President


CITIBANK, N.A.


By  /s/ Francisco Ariteguieta
  -----------------------------------
  Name:  Francisco Aristeguieta
  Title: Director


ACCEPTED AND AGREED
on ______________, ______:


PRIMOR INVERSIONES C.A.


By  /s/ Rafael Sucre
  -----------------------------------
  Name:  Rafael Sucre
  Title: Director